IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF MARYLAND

- ------------------------------------------------------------------------------
LER 8, a Maryland General Partnership, on its behalf and on behalf of SPRINGHILL LAKE INVESTORS LIMITED
PARTNERSHIP,

             Plaintiff,

GREENBELT RESIDENTIAL LIMITED PARTNERSHIP         DKC 95-555
11501 Huff Court, North Bethesda,
MD, 20895-1094, Plaintiff-Intervenor
                 v.

THREE WINTHROP PROPERTIES, INC., et al.,
            Defendants.
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                                    MOTION

   Greenbelt Residential Limited Partnership hereby moves to intervene in the above captioned action as a plaintiff pursuant to Rule 24 of the Federal Rules of Civil Procedure.

   The grounds for this motion are set forth in the memorandum of law which accompanies this motion. A proposed complaint is attached to this motion.



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                                        Respectfully submitted,

                                        /s/ Albert D. Brault
                                        ----------------------------------
                                        BRAULT, GRAHAM, SCOTT & BRAULT
                                        Albert D. Brault (#01041)
                                        101 S. Washington St.
                                        Rockville, MD 20850
                                        (301) 424-1060

                                        Counsel for Greenbelt
                                        Residential Limited Partnership

OF COUNSEL:

Stephen M. Sacks
George E. Covuoci
Peter G. Neiman
ARNOLD & PORTER
1200 New Hampshire Ave., N.W.
Washington, D.C. 20036
(202) 872-6681

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                     IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF MARYLAND

- ------------------------------------------------------------------------------
LER 8, a Maryland General Partnership, on its behalf and on behalf of SPRINGHILL LAKE INVESTORS LIMITED
PARTNERSHIP,

          Plaintiff,

GREENBELT RESIDENTIAL LIMITED PARTNERSHIP,
11501 Huff Court, North Bethesda,
MD, 20895-1094, Plaintiff-Intervenor
                                                                 DKC 95-555
             v.

THREE WINTHROP PROPERTIES, INC., et al.,
         Defendants.
- ------------------------------------------------------------------------------

                            COMPLAINT OF GREENBELT
                       RESIDENTIAL LIMITED PARTNERSHIP

   Plaintiff, by the undersigned attorneys, for its Complaint against the above-named defendants states as follows.

                                 INTRODUCTION

   1. This case concerns a contest for control of Springhill Lake Investors Limited Partnership
("Springhill LP") and/or certain real property in Greenbelt, Maryland which Springhill LP owns (the
"Project"). Plaintiff Greenbelt Residential Limited
Partnership ("Greenbelt") has asked the limited partners of Springhill LP to consent to dissolution of the partnership, so that the property can be sold to the



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highest bidder. Greenbelt hopes to be the highest
bidder. If the Project is sold, defendant Three
Winthrop Properties ("Three Winthrop"), the managing general partner of Springhill LP, will lose significant fee income. In an effort to prevent such a sale, Three
Winthrop has, through an affiliate, launched a tender offer for Springhill LP. Three Winthrop has failed to comply with the federal securities laws governing such tender offers, and has breached its fiduciary obligations to the limited partners of Springhill LP in a variety of ways, thereby injuring both the Investor
Limited Partners and Greenbelt. Greenbelt asks this
Court to enjoin Three Winthrop (and its affiliates) from continuing with its tender offer until it complies with the federal securities laws.

                                A. THE PARTIES

   2. Plaintiff Greenbelt Residential Limited
Partnership is a limited partnership organized under the laws of Maryland.

   3. Defendant Three Winthrop is a corporation organized under the laws of the State of Massachusetts with its principal place of business at One
International Place, Boston, Massachusetts.

   4. Defendant Aquarius Acquisition, L.P.
("Aquarius") is a newly formed Delaware limited

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partnership, whose general partner, Partnership
Acquisition Trust I is a Delaware business trust owned and controlled by defendant Nomura Asset Capital
Corporation ("NACC"). NACC also controls Three
Winthrop.

                               B. JURISDICTION

   5. This Court has jurisdiction over Greenbelt's claims pursuant to 28 U.S.C. Sections 1331 and 1367.

                          C. BACKGROUND INFORMATION

   6. The Project, the Springhill Lake Apartments in Greenbelt, Maryland, consists of a 96 building, 2,899 unit garden apartment complex, approximately 154 acres of land, an eight-story shopping center, a day care center, two swimming pools, six tennis courts and a clubhouse.

   7. The Project is owned by ten limited
partnerships organized under the laws of the State of
Maryland: First Springhill Lake Limited Partnership,
Second Springhill Lake Limited Partnership, Third
Springhill Lake Limited Partnership, Fourth Springhill
Lake Limited Partnership, Fifth Springhill Lake Limited
Partnership, Sixth Springhill Lake Limited Partnership,
Seventh Springhill Lake Limited Partnership, Eighth
Springhill Lake Limited Partnership, Ninth Springhill

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Lake Limited Partnership, and Springhill Commercial
Limited Partnership (collectively the "Operating
Partnerships").

   8. Springhill LP is the general partner of each of the Operating Partnerships. Springhill LP owns a 90% interest in each of the Operating Partnerships. Subject to certain special allocations contained in the partnership agreements of the Operating Partnerships, the remaining interest in each of the Operating
Partnerships has, since 1985, been owned by Theodore
Lerner, as limited partner.

   9. Three Winthrop is the managing general partner of Springhill LP and is charged with the responsibility for carrying out the business of Springhill LP. As managing general partner, Three
Winthrop has received (directly or through affiliates) payments for oversight management of the Project and syndication of the partnership in excess of $15 million.

   10. Except for certain minor ownership interests held by Three Winthrop and by an affiliated company, Linnaeus-Lexington Associates Limited Partnership
("Linnaeus"), Springhill LP is owned by individuals or entities who own as limited partners approximately 649 units of interest in Springhill LP (the "Investor
Limited Partners"). The Investor Limited Partners purchased their interests in Springhill LP through a

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confidential offering memorandum dated January 16, 1985. Those interests constitute securities for purposes of the Securities Exchange Act of 1934 (the "Exchange Act"), and are registered under Section 12(g) of the Exchange Act.

   11. Three Winthrop, acting as managing general partner of Springhill LP, has certain fiduciary obligations to the Investor Limited Partners and to Springhill LP.

                D. GREENBELT'S OFFER TO PURCHASE THE PROPERTY

   12. On January 19, 1995, Grenbelt began soliciting consents from the Investor Limited Partners of Springhill LP. The purpose of the consent solicitation was to seek approval of a resolution dissolving Springhill LP, thereby requiring a sale of its only asset, its interest in the Project, to the highest bidder. Greenbelt simultaneously advised the Investor Limited Partners that if the Project is put up for sale, Greenbelt will purchase its interest in the Project. Greenbelt complied with Rule 14a-6(a) by filing the proxy materials with the Securities and Exchange Commission ("SEC") prior to making the consent solicitation.

   13. While Greenbelt's offer is in the interest of the Investor Limited Partners and Springhill LP, it is

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not in the interest of Three Winthrop. Virtually all of Three Winthrop's stake in the Project is in the form of management and other fees paid to Three Winthrop's affiliates, which will cease if Greenbelt purchases the Project. There is thus a conflict of interest between Three Winthrop and the Investor Limited Partners to whom Three Winthrop has a fiduciary responsibility to consider the Greenbelt offer.

                          E. AQUARIUS' TENDER OFFER

   14. Despite its conflict of interest, and despite professions of neutrality in securities filings, Three Winthrop has not remained neutral and allowed the Investor Limited Partners to evaluate Greenbelt's consent solicitation and offer or provided a fair procedure by which this may be done. Instead, Three Winthrop has, through affiliates, put together a tender offer designed to thwart Greenbelt's offer, preserve Three Winthrop's fees, and prevent the Investor Limited Partners from receiving the maximum return on their investment.

   15. As part of that plan, on February 1, 1995 Aquarius, which, like Three Winthrop, is controlled by NACC, commenced a tender offer for the units of limited partnership interest in Springhill LP. On that date, Aquarius provided the Investor Limited Partners an

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Offering Circular which set out the terms of the tender offer and attempted to persuade the Investor Limited Partners to vote against Greenbelt's consent solicitation. Aquarius did not file its Offering Circular with the SEC, as required by Rule 14a-6(a).

   16. The tender offer is being made by an affiliate of Springhill LP and, if successful, will cause the limited partnership interests to be held by fewer than 300 people. Accordingly, Rule 13e-3 (promulgated under Section 13(e) of the Exchange Act) imposes certain disclosure obligations on Three Winthrop, Aquarius, and NACC.

   17. Under Rule 13e-3 (and Schedule 13E-3 thereto), Three Winthrop must state whether it believes the transaction is "fair or unfair" to unaffiliated security holders and must discuss the factors supporting that stated belief. In other words, Three Winthrop must explain how it could believe the tender offer is fair when alternative transactions that could result in more value to the Investor Limited Partners have been blocked; when the offer is not the product of arm's length negotiation; and when no competitive bids have been sought. Three Winthrop has refused to make these required disclosures, in breach of both the Exchange Act and its fiduciary duty to the individual limited partners.

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                         F. THREE WINTHROP'S BREACHES
                            OF ITS FIDUCIARY DUTY

   18. Though purporting to remain neutral, Three Winthrop has in fact supported the Aquarius tender offer. Three Winthrop has indirectly provided crucial funding for the offer by delaying a planned distribution to the Investor Limited Partners until after the offer is completed, at which point the funds will go to Aquarius/Three Winthrop, rather than to the Investor Limited Partners. On information and belief, Three Winthrop has also provided NACC and Aquarius with extensive information about Springhill LP which Aquarius and NACC have used in putting together the tender offer.

   19. The Aquarius/Three Winthrop offer is contrary to the interests of the Investor Limited Partners in a variety of ways. First, by preventing the Investor Limited Partners from dissolving Springhill LP and placing the Project or all of the partnerships interest therein up for sale to the highest bidder, the tender offer prevents the Investor Limited Partners from seeking the maximum return on their investment. Second, the tender offer is effectively a "take it or leave it" proposal to the Investor Limited Partners. Upon obtaining control, Aquarius/Three Winthrop will, as a limited partner, be able to control all decisions made by Springhill LP without a fiduciary duty to the other

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Investor Limited Partners. Third, the tender offer would result in Springhill
LP no longer being regulated by the SEC, and thus would leave those Investor Limited Partners who do not tender without access to much of the information currently available to them. Fourth, the tender offer would result in Aquarius/Three Winthrop being able to set the fees going to its affiliate for managing the project, and to allocate management costs without supervision.

   20. By supporting the tender offer, Three Winthrop has breached its fiduciary duty to the Investor Limited Partners, injuring both the Investor Limited Partners and Greenbelt.

   21. Three Winthrop has also breached its fiduciary duty by refusing to cooperate with Greenbelt's offer. Three Winthrop has refused to negotiate in good faith with Greenbelt; has refused to seek other offers to determine the fair market value of the Project; and has refused to obtain the consent of the Project's lender to the assumption of the mortgage.

                            FIRST CAUSE OF ACTION
                           VIOLATION OF RULE 13e-3

   22. Plaintiff repeats and realleges the allegations of paragraphs 1 to 21.

   23. Because Three Winthrop has not made the disclosures required by Rule 13e-3, the Investor Limited

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Partners are unable to properly evaluate the unfairness of the Aquarius/Three
Winthrop tender offer as compared to Greenbelt's offer. This threatens to irreparably harm Greenbelt. Aquarius, NACC and Three Winthrop should therefore be enjoined from pursuing that tender offer unless and until proper disclosures are made.

                            SECOND CAUSE OF ACTION
                            VIOLATION OF RULE 14a

   24. Plaintiffs repeat and reallege the allegations of paragraphs 1 to 23.

   25. The Offering Circular constitutes a proxy solicitation within the meaning of Rule 14a-1(1). Defendants failed to submit the proxy solicitation materials to the SEC, as required by Rule 14a-6(a), and failed to provide the Investor Limited Partners with the materials required by Rule 14a-3(a). This gives defendants an unfair advantage in the contest for control of Springhill LP, irreparably injuring Greenbelt. Aquarius, NACC and Three Winthrop should be enjoined from pursuing the tender offer unless and until they comply with Rule 14a.

                            THIRD CAUSE OF ACTION
                           BREACH OF FIDUCIARY DUTY

   26. Plaintiffs repeat and reallege the allegations of paragraphs 1 to 25.

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   27. Three Winthrop has breached its fiduciary duty to the Investor Limited
Partners and to Springhill LP in various ways, including by making a coercive tender offer for Springhill LP through its affiliate Aquarius, by failing to disclose information as required by the securities laws, by refusing to cooperate with Greenbelt, given its conflict of interest, and by failing to establish a procedure for the fair and independent evaluation of the different proposals.

   28. Aquarius and NACC have aided and abetted the Three Winthrop's breaches.

   29. These breaches have injured Greenbelt by preventing the Investor Limited Partners from properly evaluating Greenbelt's offer vis-a-vis the tender offer.

   WHEREFORE, plaintiff Greenbelt respectfully requests that this Court:

   (1) enjoin NACC, Aquarius and Three Winthrop from continuing to pursue their tender offer until a fair and independent procedure is established to evaluate all proposals;

   (2) order Three Winthrop, NACC and Aquarius to pay damages to plaintiff for their breaches of fiduciary duty and violations of the federal securities laws in an amount to be determined at trial, including reasonable attorneys' fees; and

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   (3) award plaintiff such other relief as the Court deems just and proper.

                                        BRAULT, GRAHAM, SCOTT & BRAULT

                                        /s/ Albert D. Brault
                                        -----------------------------
                                        Albert D. Brault (#01041)
                                        101 S. Washington St.
                                        Rockville, MD 20850
                                        (301) 424-1060

OF COUNSEL:

Stephen M. Sacks
George E. Covucci
Peter G. Neiman
ARNOLD & PORTER
1200 New Hampshire Ave., N.W.
Washington, D.C. 20036
(202) 872-6681

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                            CERTIFICATE OF SERVICE

   I hereby certify that on February 27, 1995, true and correct copies of the foregoing Motion to Intervene, the accompanying proposed complaint, and the memorandum in support thereof were served by telecopier and first class United States mail, postage prepaid, upon Seth D.
Greenstein, Esq., McDermott, Will & Emery, 1850 K
Street, N.W., Washington, D.C., 20006-2296, telecopier number (202) 778-8087, and upon Barbara L. Moore, Esq.,
Cooley, Manion, Moore & Jonas, P.C., 21 Custom House
Street, Boston, MA, 02110, telecopier number (617) 737-
3113.

Dated: February 27, 1995
                                       /s/ Albert D. Brault
                                       -----------------------
                                       Albert D. Brault
                                       101 S. Washington St.
                                       Rockville, MD 20850
                                       (301) 424-1060

                                       Attorney for Greenbelt
                                       Residential Limited
                                       Partnership



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                     IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF MARYLAND

- -----------------------------------------------------------------------------
LER 8, a Maryland General Partnership, on its behalf and on behalf of SPRINGHILL LAKE INVESTORS LIMITED
PARTNERSHIP,
                 Plaintiff,

GREENBELT RESIDENTIAL LIMITED PARTNERSHIP                           DKC 95-555
11501 Huff Court, North Bethesda,
MD, 20895-1094, Plaintiff-Intervenor
                   v.

THREE WINTHROP PROPERTIES, INC., et al.,
                Defendants.
- ------------------------------------------------------------------------------

                       MEMORANDUM OF LAW IN SUPPORT OF
                        GREENBELT RESIDENTIAL LIMITED
                      PARTNERSHIP'S MOTION TO INTERVENE

   Greenbelt Residential Limited Partnership
("Greenbelt") is in a battle with defendants to acquire the interest in certain property (the "Project") owned by Springhill Lake Investors Limited Partnership
("Springhill L.P.")

   Greenbelt has solicited proxies asking the partners of Springhill L.P. to consent to dissolving the partnership and putting the partnership's sole asset, its interest in the Project, up for sale. The deadline for returning those proxies is March 7, 1995. Greenbelt has offered to purchase Springhill L.P.'s interest if it is put up for sale.



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   In an effort to block Greenbelt's efforts to
acquire the property, defendants have commenced a tender offer to acquire Springhill L.P. That tender offer expires on March 2.

   This action was filed by a limited partner of Springhill L.P., seeking to enjoin defendants' tender offer on the grounds that (1) Three Winthrop Properties, Inc. ("Three Winthrop") (which is both an affiliate of the company making the tender offer, defendant Aquarius
Acquisitions, L.P. and also the general partner of the target, Springhill L.P.) was violating its fiduciary duties to the limited partners of Springhill L.P. by aiding the tender offer and failing to set up a neutral procedure for evaluating the competing offers, and (2) that Three Winthrop had violated the securities laws by failing to make the disclosures required under Rule 13-a3.

   Plaintiff's preliminary injunction motion will determine whether or not defendants' tender offer goes forward, and thus whether or not the limited partners of Springhill, L.P. (the "Investor Limited Partners") will have a full and fair chance to consider Greenbelt's proxy solicitation. Moreover, defendants' breaches of fiduciary duty and securities law violations are injuring Greenbelt by making it less likely that the Investor Limited Partners will choose Greenbelt's offer

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over defendants'. Greenbelt therefore respectfully moves to intervene as of right in this action as a plaintiff pursuant to Rule 24(a) of the Federal Rules of Civil Procedure.

                                   ARGUMENT

   Under Rule 24(a), the Court should grant a timely motion to intervene where (1) "the applicant claims an interest relating to the property or transaction which is the subject of the action" and (2) "the applicant is so situated that the disposition of the action may as a practical matter impair or impede the applicant's ability to protect that interest" unless (3) "the applicant's interest is adequately represented by existing parties." Fed. R. Civ. P. 24(a); Gould v. Alleco, Inc., 883 F.2d 281 (4th Cir. 1989), cert. denied, 493 U.S. 1056 (1990). The Court should view motions to intervene liberally, in favor of granting intervention. Feller v. Brock, 802 F.2d 722, 729 (1986). Under these standards, the Court should grant Greenbelt's motion here.

   First, Greenbelt has an interest in the transactions which are the subject of this action. This action will determine how the Investor Limited Partners evaluate Greenbelt's consent solicitation vis-a-vis the

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Aquarius tender offer. See Feller, 802 F.2d at 730 (interest of competitor sufficient for intervention).

   Second, if this court were to deny the injunctive relief sought by the Investor Limited Partners, that would impair Greenbelt's ability to protect its interest in seeing that its offer is fairly weighed against the Aquarius tender offer. While not technically binding on Greenbelt, as a practical matter such an order would make it impossible for Greenbelt to get relief in the few days before the Aquarius tender offer expires.

   Finally, Greenbelt's interest in the transaction is not adequately represented by the Investor Limited Partners. Greenbelt has far more at stake than any of the Investor Limited Partner plaintiffs, who own only relatively small interests. Greenbelt should be allowed to intervene to pursue this litigation more aggressively than the plaintiffs may be willing to do.

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                                  CONCLUSION

   For the reasons set forth above, this Court should grant Greenbelt's motion to intervene.

                                        Respectfully submitted,

                                        BRAULT, GRAHAM, SCOTT & BRAULT

                                        /s/ Albert D. Brault
                                        ---------------------------------
                                        Albert D. Brault (#01041)
                                        101 S. Washington St.
                                        Rockville, MD 20850
                                        (301) 424-1060

OF COUNSEL:

Stephen M. Sacks
George E. Covucci
Peter G. Neiman
ARNOLD & PORTER
1200 New Hampshire Ave., N.W.
Washington, D.C. 20036
(202) 872-6681

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                     IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF MARYLAND

LER 8, a Maryland General Partnership, on
its behalf and on behalf of
SPRINGFIELD LAKE INVESTOR LIMITED
PARTNERSHIP
         Plaintiff                                                DKC-95-555

GREENBELT RESIDENTIAL LIMITED PARTNERSHIP
11501 Buff Court, North Bethesda
MD, 20895-1094,

   Plaintiff-Intervenor
       v.

THREE WINTHROP PROPERTIES, INC., et al.

    Defendants

                                    ORDER

   UPON CONSIDERATION of the Plaintiff's, Greenbelt Residential Limited Partnership's, Motion to Intervene and the Complaint attached thereto, and
any opposition thereto, it is this     day of                       , 1995,
by the United States District Court for the District of Maryland,

   ORDERED that the Motion to Intervene be GRANTED and that the Intervenor should promptly file the proposed Complaint.

                                        _______________________________
                                        JUDGE, CIRCUIT COURT FOR
                                        MONTGOMERY COUNTY, MARYLAND

COPIES TO:
Albert D. Brault, Esq.
101 S. Washington Street
Rockville, MD 20850



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Stephen M. Sacks, Esq.
Arnold & Porter
1200 New Hampshire Avenue, N.W.
Washington, D.C., 20036

Seth D. Greenstein, Esq.
McDermott, Will & Emery
1850 K Street, N.W.
Washington, D.C., 20006-2296

Barbara L. Moore, Esq.
Cooley, Manion, Moore & Jones, P.C.
21 Custom House Street
Boston, MA 02110